SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-K/A

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     April 3, 2007 (January 18, 2007)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

                                 Amendment No. 1

This Amendment No. 1 amends the Current Report on Form 8-K of Brown-Forman Corporation filed on January 22, 2007, relating to its acquisition of Grupo Industrial Herradura, S.A. de C.V. This Amendment No. 1 amends the previous filing to include the financial statements required by Item 9.01 of Form 8-K. This report contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections.


Item 9.01.  Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired

     The  following   consolidated  financial  statements  of  Grupo  Industrial
     Herradura, S.A. de C.V. and Subsidiaries are filed herewith as Exhibit 99.1 to this Current Report on Form 8-K/A:

     i.   Independent   Auditors'   Report  to  the  Board  of   Directors   and
          Stockholders of Grupo Industrial Herradura, S.A. de C.V.

     ii. Consolidated Balance Sheets as of December 31, 2005 and June 30, 2006 (unaudited)

     iii. Consolidated Statements of Operations for the year ended December 31, 2005 and the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited)

     iv. Consolidated Statements of Changes in Stockholders' Equity for the year ended December 31, 2005 and the six-month period ended June 30, 2006 (unaudited)

     v. Consolidated Statements of Changes in Financial Position for the year ended December 31, 2005 and the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited)

     vi. Notes to Consolidated Financial Statements for the year ended December 31, 2005 and the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited)

(b)  Pro Forma Financial Information

     The  following  pro  forma  combined   condensed   consolidated   financial
     statements of Brown-Forman Corporation are filed herewith as Exhibit 99.2 to this Current Report on Form 8-K/A:

     i. Introduction to Unaudited Pro Forma Combined Condensed Statements of Operations

     ii. Unaudited Pro Forma Combined Condensed Statement of Operations for the Nine Months Ended January 31, 2007

     iii. Unaudited Pro Forma Combined Condensed Statement of Operations for the Year Ended April 30, 2006

     iv.  Notes  to  Unaudited  Pro  Forma  Combined   Condensed   Statement  of
          Operations

(c)  Not applicable

(d)  Exhibits

     23       Consent of Independent Auditors
     99.1     See Item 9.01(a) above
     99.2     See Item 9.01(b) above

                                  SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   April 3, 2007                      By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and Assistant
                                                 Corporate Secretary

                                                                   Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-140317 and Form S-8 No. 333-08311, 333-74567,
333-77903,  333-88925,  333-89294,  333-117630  and  333-126988 of  Brown-Forman
Corporation of our report dated January 28, 2007 related to the financial statements of Grupo Industrial Herradura, S.A. de C.V. as of and for the year ended December 31, 2005, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the adoption of Mexican Bulletin B-7, "Business Acquisitions," (b) the contract termination with Meltum-Consultadoria e Marketing LDA, and (c) the sale of the Company's assets to Brown-Forman Corporation) appearing in this Current Report on Form 8-K/A dated April 3, 2007, of Brown-Forman Corporation.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu



/s/ Marcelino Menendez Jimenez
C. P. C. Marcelino Menendez Jimenez

Guadalajara, Mexico

April 3, 2007

                                                                   Exhibit 99.1


Grupo Industrial Herradura, S. A. de C. V. (A 74.9% Owned Subsidiary of Corporativo Herradura, S. A. de C. V.) and Subsidiaries


Independent Auditors' Report 2005
and Consolidated Financial Statements
2005 and 2006


Table of contents                                                      Page

Independent Auditors' Report                                            1

Consolidated Balance Sheets as of December 31, 2005
 and June 30, 2006 (unaudited)                                          3

Consolidated Statements of Operations for the year ended
 December 31, 2005 and the six-month periods ended
 June 30, 2006 (unaudited) and June 30, 2005 (unaudited)                4

Consolidated Statements of Changes in Stockholders' Equity
 for the year ended December 31, 2005 and the six-month
 period ended June 30, 2006 (unaudited)                                 5

Consolidated Statements of Changes in Financial Position for
 the year ended December 31, 2005 and the six-month periods
 ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited)          6

Notes to Consolidated Financial Statements                              7

Independent Auditors' Report to the Board of Directors and Stockholders of Grupo Industrial Herradura, S. A. de C. V.


We have audited the accompanying consolidated balance sheet of Grupo Industrial Herradura, S. A. de C. V., a 74.9% owned subsidiary of Corporativo Herradura, S.
A. de C. V., and subsidiaries (collectively, the "Company") as of December 31, 2005, and the related consolidated statement of operations, changes in stockholders' equity and changes in financial position for the year then ended, all expressed in thousands of Mexican pesos of purchasing power of June 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Mexico and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 15.b., on June 7, 2005, Tequila Herradura, S. A. de C. V., subsidiary company ("Herradura"), signed an agreement with Meltum-Consultadoria e Marketing LDA ("Meltum") under which Herradura granted Meltum an exclusive option for selling certain of its trademarks to third parties during an eighteen-month period. On August 18, 2006, Herradura executed a contract termination option for the aforementioned agreement with Meltum, without penalties for either of the parties. As discussed in Note 18 to the accompanying financial statements, on January 18, 2007, the business transaction between the Company and Brown-Forman Corporation ("BF") was concluded for 778,066,000 U.S. dollars in cash proceeds. Following the aforementioned sale of assets, management has not defined the Company's future operations. The accompanying financial statements do not include adjustments related to the valuation and classification of assets and the classification and amount of liabilities, which might be required if the Company is unable to continue operating.

As discussed in Note 3.a., as of January 1, 2005, the Company adopted the provisions of Bulletin B-7, "Business Acquisitions" ("B-7"). Bulletin B-7 provides rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among others, that goodwill arising from an acquired entity should not be amortized, but should be subject to impairment tests, at least on an annual basis in conformity with Bulletin C-15, "Accounting for Impairment and Disposal of Long-lived Assets". The main effect in 2005 derived from the application of this Bulletin was that the Company ceased the amortization of goodwill, which in 2004, was $47,048 thousand Mexican pesos.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Grupo Industrial Herradura, S. A. de C. V. and subsidiaries as of December 31, 2005, and the results of their operations, changes in their stockholders' equity and changes in their financial position for the year then ended in conformity with Mexican financial reporting standards.

The accompanying consolidated financial statements have been translated into English for the convenience of users.

Galaz, Yamazaki, Ruiz Urquiza, S. C.
A Member of Deloitte Touche Tohmatsu



/s/ Marcelino Menendez Jimenez
C.P.C. Marcelino Menendez Jimenez

February 28, 2006
(January 18, 2007 with respect to Note 18)

      Grupo Industrial Herradura, S. A. de C. V. (A 74.9% Owned Subsidiary
           of Corporativo Herradura, S. A. de C. V.) and Subsidiaries
                          Consolidated Balance Sheets
             As of December 31, 2005 and June 30, 2006 (unaudited)
      (In thousands of Mexican pesos of purchasing power of June 30, 2006)

                                                                  2005            June 30, 2006
ASSETS                                                                             (unaudited)
Current assets:
   Cash and cash equivalents                                  $  101,413           $   11,196
   Accounts receivable - net                                   1,595,515            1,254,251
   Inventories - net                                             685,433              889,312
   Prepaid expenses                                                6,685               30,542
                                                              ----------           ----------
      Total current assets                                     2,389,046            2,185,301

 Agave plants to be harvested after one-year                     502,111              410,443
 Property foreclosed and held for sale                            11,594               11,520
 Property, plant and equipment - net                             739,279              725,159
 Goodwill - net                                                  288,416              288,416
 Intangible asset for labor obligations                            8,649                6,845
 Other assets                                                     15,178               13,046
                                                              ----------           ----------
                                                              $3,954,273           $3,640,730
                                                              ==========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Bank loans and current portion of long-term debt           $  315,430           $  375,670
   Trade accounts payable                                        268,105              309,376
   Accrued expenses and taxes other than income taxes            901,018              610,108
   Due to Osborne Distribuidora, S. A., related party              7,982                4,616
   Dividends payable                                             118,469                   --
   Employee statutory profit sharing                               2,814                1,554
                                                              ----------           ----------
      Total current liabilities                                1,613,818            1,301,324
                                                              ----------           ----------
Non-current liabilities:
   Bank loans                                                    774,887              780,767
   Labor obligations                                              12,360               11,568
   Deferred income taxes                                          87,812              118,854
                                                              ----------           ----------
                                                                 875,059              911,189
                                                              ----------           ----------
      Total liabilities                                        2,488,877            2,212,513
                                                              ----------           ----------
Commitments and contingencies (Notes 15 and 18)

Stockholders' equity:
   Capital stock                                               1,872,757            1,872,757
   Retained earnings                                             829,569              785,945
   Insufficiency in restated stockholders' equity             (1,236,930)          (1,230,485)
                                                              ----------           ----------
      Total stockholders' equity                               1,465,396            1,428,217
                                                              ----------           ----------
                                                              $3,954,273           $3,640,730
                                                              ==========           ==========

See accompanying notes to consolidated financial statements.

      Grupo Industrial Herradura, S. A. de C. V. (A 74.9% Owned Subsidiary
           of Corporativo Herradura, S. A. de C. V.) and Subsidiaries
                     Consolidated Statements of Operations
         For the year ended December 31, 2005 and the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited)
      (In thousands of Mexican pesos of purchasing power of June 30, 2006)

                                                             2005             June 30, 2006         June 30, 2005
                                                                               (unaudited)           (unaudited)
Net sales                                                $2,197,143            $  939,692             $  665,472

Costs and expenses:
   Cost of sales (exclusive of inventory
    write-downs presented below)                         (1,144,912)             (517,180)              (416,735)
   Loss derived from decrease in replacement cost
    of tequila and agave                                   (170,735)              (18,649)              (141,532)
   Selling, general and administrative expenses            (734,523)             (370,604)              (332,792)
                                                         ----------            ----------             ----------
                                                         (2,050,170)             (906,433)              (891,059)
                                                         ----------            ----------             ----------
Income (loss) from operations                               146,973                33,259               (225,587)
                                                         ----------            ----------             ----------

Comprehensive financing cost:
   Interest expense and other financial costs              (171,486)              (77,360)              (101,875)
   Interest income                                            4,027                 4,776                  7,748
   Exchange gain (loss)                                      10,545               (11,324)                 8,795
   Monetary position gain                                    28,856                 5,886                  8,622
                                                         ----------            ----------             ----------
                                                           (128,058)              (78,022)               (76,710)
                                                         ----------            ----------             ----------

Other income - net                                           15,016                 5,966                 16,745
                                                         ----------            ----------             ----------
Income (loss) before income taxes and employee
 statutory profit sharing                                    33,931               (38,797)              (285,552)
                                                         ----------            ----------             ----------
Income tax benefit (expense)                                 29,172                (3,407)               130,296
Employee statutory profit sharing expense                    (2,755)               (1,420)                (1,346)
                                                         ----------            ----------             ----------
                                                             26,417                (4,827)               128,950
                                                         ----------            ----------             ----------
Consolidated net income (loss)                           $   60,348            $  (43,624)            $ (156,602)
                                                         ==========            ==========             ==========

See accompanying notes to consolidated financial statements.

      Grupo Industrial Herradura, S. A. de C. V. (A 74.9% Owned Subsidiary of Corporativo Herradura, S. A. de C. V.) and Subsidiaries
           Consolidated Statements of Changes in Stockholders' Equity
                  For the year ended December 31, 2005 and the
                six-month period ended June 30, 2006 (unaudited)
      (In thousands of Mexican pesos of purchasing power of June 30, 2006)

                                                                                 Insufficiency
                                                                                 in Restated             Total
                                         Capital              Retained           Stockholders'        Stockholders'
                                          Stock               Earnings              Equity               Equity
Balances as of January 1, 2005         $1,872,757             $769,221           $(1,118,639)          $1,523,339

   Comprehensive loss                          --               60,348              (118,291)             (57,943)
                                       ----------             --------           -----------           ----------
Balances as of December 31, 2005        1,872,757              829,569            (1,236,930)           1,465,396

   Comprehensive loss (unaudited)              --              (43,624)                6,445              (37,179)
                                       ----------             --------           -----------           ----------
Balances as of June 30, 2006
 (unaudited)                           $1,872,757             $785,945           $(1,230,485)          $1,428,217
                                       ==========             ========           ===========           ==========

See accompanying notes to consolidated financial statements.

      Grupo Industrial Herradura, S. A. de C. V. (A 74.9% Owned Subsidiary
           of Corporativo Herradura, S. A. de C. V.) and Subsidiaries
            Consolidated Statements of Changes in Financial Position
         For the year ended December 31, 2005 and the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited)
      (In thousands of Mexican pesos of purchasing power of June 30, 2006)

                                                                  2005             June 30, 2006        June 30, 2005
                                                                                    (unaudited)          (unaudited)
Operating activities:
   Consolidated net income (loss)                              $ 60,348              $(43,624)            $(156,602)
   Add (less) items that did not require (generate)
    resources:
       Loss derived from decrease in replacement cost of
        tequila and agave                                       170,735                18,649               141,532
       Depreciation and amortization                             57,147                32,032                32,199
       Net change in labor obligations                            1,384                 1,012                 1,120
       Deferred income taxes                                   (110,826)               31,042              (107,577)
                                                               --------              --------              --------
                                                                178,788                39,111               (89,328)
   Changes in operating assets and liabilities:
   (Increase) decrease in:
      Accounts receivable - net                                 (41,010)              341,264               404,006
      Inventories, including the effect of deferred
       income taxes recognized in stockholders' equity
                                                                (67,859)             (124,341)             (139,675)
       Prepaid expenses                                               3               (23,857)              (28,828)
       Property foreclosed and held for sale                    (11,594)                   --               (11,885)
    Increase (decrease) in:
       Trade accounts payable                                   (56,548)               41,271                (7,343)
       Accrued expenses and taxes other than income taxes        85,043              (290,910)             (160,283)
       Other items                                              (27,242)               (4,626)              (12,798)
                                                               --------              --------              --------
          Net resources generated by (used in)
           operating activities                                  59,581               (22,088)              (46,134)
                                                               --------              --------              --------
Financing activities:
   Net change in bank loans, including payments, effects
    of inflation and exchange fluctuations                       39,655                66,120                28,486
   Dividends paid                                              (118,837)             (118,469)              (60,934)
                                                               --------              --------              --------
      Net resources used in financing activities                (79,182)              (52,349)              (32,448)
                                                               --------              --------              --------
Investing activities:
   Acquisition of property, plant and equipment                  (7,964)              (17,912)               (9,823)
   Other assets                                                   4,636                 2,132                 2,107
                                                               --------              --------              --------
      Net resources used in investing activities                 (3,328)              (15,780)               (7,716)
                                                               --------              --------              --------
Cash and cash equivalents:
   Net decrease                                                 (22,929)              (90,217)              (86,298)
   Balance at beginning of year                                 124,342               101,413               124,343
                                                               --------              --------              --------
      Balance at end of period                                 $101,413              $ 11,196              $ 38,045
                                                               ========              ========              ========

See accompanying notes to consolidated financial statements.

      Grupo Industrial Herradura, S. A. de C. V. (A 74.9% Owned Subsidiary
           of Corporativo Herradura, S. A. de C. V.) and Subsidiaries
                   Notes to Consolidated Financial Statements
         For the year ended December 31, 2005 and the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited)
      (In thousands of Mexican pesos of purchasing power of June 30, 2006)

1.   Nature of business and significant event

     Grupo Industrial Herradura, S. A. de C. V. ("GIH") and subsidiaries (collectively, the "Company") are mainly engaged in the sowing and cultivation of agave as well as the production and sale of tequila. GIH is a 74.9% owned subsidiary of Corporativo Herradura, S.A. de C. V.

     As in previous periods, the Company wrote down the value of certain agave inventories to the corresponding estimated replacement costs, as is required under Mexican financial reporting standards ("MEX NIFs"). These write-downs resulted in losses of $170,735 for the year ended December 31, 2005, $18,649 and $141,532 for the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited), respectively.


2.   Basis of presentation

     a. Explanation for translation into English - The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented in conformity with MEX NIFs. Certain accounting practices applied by the Company that conform with MEX NIFs may not conform with accounting principles generally accepted in the country of use.

     b. Unaudited interim financial information - The accompanying interim financial statements for the six-month periods ended June 30, 2006 and June 30, 2005 are unaudited. In the opinion of management, these unaudited interim financial statements have been prepared on the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for the periods.

     c. Consolidation of financial statements - The consolidated financial statements includes those of GIH and the following subsidiaries in which GIH has a 100% direct or indirect shareholding percentage in their capital stock.

          Company                                           Activity

          Tequila Herradura, S. A. de C. V.                 Production and sale of tequila, purchase and sale
           ("Herradura")                                     of wine and liquors and owner of 100% of the shares
                                                             of Sociedad Romo, S. A. de C. V. ("Romo")

          Comercializadora Herradura, S. A. de C. V.        Distribution of tequila
           ("Comercializadora")

          Corporacion de Servicios Herradura,
           S. A. de C. V. ("Cosea")                         Administrative services

          Valle de Amatitan, S. A. de C. V. ("Valle")       Sowing and cultivation of agave

          Romo                                              Subholder of shares, owner of 0.34% of the shares
                                                             of Herradura and 50% of the shares of Cosesa and
                                                             Destilados de Agave, S. A. de C. V. ("Dasa")

          Dasa                                              Substantially inactive

          Transportes de Carga Millenium,                   Transportation services
           S. A. de C. V. ("Millenium")

          Fabrica de Tequila Hacienda las Norias,           Tequila production
           S. A. de C. V. ("Norias")

          La Moraleda Operadora Comercial,                  Substantially inactive
           S. A. de C. V. ("Moraleda")

     d. Comprehensive loss - Represents changes in stockholders' equity during the year, for concepts other than distributions and activity in contributed common stock, and is comprised of the net income (loss) of the period, plus other comprehensive income (loss) items of the same period, which are presented directly in stockholders' equity without affecting the statements of operations. In 2005 and for the six-month period ended June 30, 2006 (unaudited), other comprehensive income
          (loss) items consist mainly of the insufficiency in restated stockholders' equity.

     e. Reclassifications - Certain amounts in the financial statements as of and for the year ended December 31, 2005 have been reclassified in order to conform to the presentation of the consolidated financial statements as of and for the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited).

3.   Summary of significant accounting policies

     New financial reporting standards - As of June 1, 2004, the function of establishing and issuing the MEX NIFs is the responsibility of the Mexican Board for Research and Development of Financial Reporting Standards ("CINIF"). CINIF changed the terminology referring to the body of Mexican accounting principles from Accounting Principles Generally Accepted in Mexico (MEX GAAP), formerly promulgated by the Mexican Institute of Public Accountants ("IMCP"), to MEX NIFs. Eight Series A MEX NIFs (NIFs A-1 to NIF A-8), representing the Conceptual Framework of such standards, and MEX NIF B-1, Accounting Changes and Correction of Errors, have been issued and are in effect as of January 1, 2006. The application of such MEX NIFs did not have material effects on the accompanying financial statements or in the related disclosures.

     The accompanying consolidated financial statements have been prepared in conformity with MEX NIFs, which require that management make certain estimates and use specific assumptions to value certain elements of the financial statements and to make the required disclosures therein; however, actual results may differ from such estimates. The Company's management, upon applying professional judgment, considers that estimates and assumptions used were adequate under the circumstances. The significant accounting policies of the Company are as follows:

     a.   Changes  in accounting policies:

          Goodwill - As of January 1, 2005, the Company adopted the provisions of Bulletin B-7, "Business Acquisitions" ("B-7"). Bulletin B-7 provides rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among others, that goodwill arising from an acquired entity should not be amortized, but should be subject to impairment tests at least on an annual basis in conformity with Bulletin C-15, "Accounting for Impairment and Disposal of Long-lived Assets". The main effect in 2005 derived from the application of this Bulletin was that the Company ceased the amortization of goodwill, which in 2004 was $47,048.

          Severance payments at the end of the work relationship - Effective January 1, 2005, the Company adopted the revised provisions to Bulletin D-3, "Labor Obligations" ("D-3") related to recognition of the liability for severance payments at the end of the work relationship for reasons other than restructuring, which is recorded using the projected unit credit method, based on calculations by independent actuaries. D-3 grants the option to immediately recognize, in current earnings, the resulting transition asset or liability, or to amortize it over the average remaining labor life of employees. Through December 31, 2004, severance payments were charged to results when the liability was determined to be payable. As of January 1, 2005, the accrued liability calculated by independent actuaries was $12,360. The Company chose to record such amount as a transition liability to be amortized using the straight-line method over 6.34 years, which represents the average labor life of employees expected to receive such benefits.

     b. Recognition of the effects of inflation - The Company restates its consolidated financial statements to Mexican pesos of purchasing power of the most recent consolidated balance sheet date presented. Accordingly, the consolidated financial statements of the prior periods, that are presented for comparative purposes, have also been restated to Mexican pesos of the same purchasing power and, therefore, differ from those originally reported in the prior periods. Recognition of the effects of inflation results mainly in inflationary gains or losses on nonmonetary and monetary items that are presented in the consolidated financial statements under the following two line items:

               Insufficiency in restated stockholders' equity - Insufficiency in restated stockholders' equity represents the accumulated monetary position result through the initial restatement of the consolidated financial statements and the loss from holding nonmonetary assets which resulted from restating inventories below inflation.

               Monetary  position  gain  -  Monetary   position  result,   which
               represents the erosion of purchasing power of monetary items caused by inflation, is calculated by applying National Consumer Price Index ("NCPI") factors to monthly net monetary position. Gains result from maintaining a net monetary liability position.

     c.   Cash   equivalents   -  Cash   equivalents   correspond  to  temporary
          investments recorded at acquisition cost plus accrued yield.

     d. Inventories and cost of sales - Agaves grown by the Company are stated at cost incurred during the sowing and cultivation period. Agaves purchased externally (which are ready for production) are recorded at the lower of cost or replacement costs, based on acquisition cost of the last purchases.

          The agave in process inventories are classified and presented as current or non-current assets considering the expected harvesting date.

          The inventories of finished goods, production in process and packing materials are mainly stated at replacement cost at year-end closing not to exceed their net realizable value. Cost of sales is restated through the application of replacement costs.

     e. Property foreclosed and held for sale - It is recorded at foreclosure value.

     f. Property, plant and equipment - Property, plant and equipment are initially recorded at acquisition cost and restated using the method for changes in general price levels, applying factors derived from the NCPI. The acquisition costs used to restate fixed assets acquired up to December 31, 1996 were those reported at this date based on the net replacement values. Depreciation is calculated by the straight-line method based on the estimated useful lives of the related assets, as follows:
                                                          Average
                                                           Years

          Buildings and leasehold improvements               50
          Industrial machinery and equipment                 16
          Vehicles                                            9
          Office furniture and equipment                     12

     g. Impairment of long-lived assets in use - The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable, considering the greater of the present value of future net cash flows or the net sales price upon disposal. Impairment is recorded when the carrying amounts exceed the greater of the amounts mentioned above. The impairment indicators considered for these purposes are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the products manufactured, competition and other legal and economic factors. Evaluations of impairment of long-lived assets conducted as of December 31, 2005 and June 30, 2006 (unaudited) did not result in any impairment charges.

     h. Derivative financial instruments - The Company states all derivatives at fair value regardless of the purpose for holding them. When derivatives are designated as hedging instruments, fair value is recognized depending on whether it is a fair value hedge or a cash flow hedge.

          Changes in the fair value of derivative instruments designated as hedging instruments are recognized as follows: (1) for fair value hedges, changes in both the derivative instrument and the hedged item are recognized in current earnings, and (2) for cash flow hedges, changes are temporarily recognized as a component of comprehensive income and then reclassified to current earnings when affected by the hedged item.

          The  Company  uses  interest  rate  swaps to manage  its  exposure  to
          interest  rate   fluctuations   and  does  not  carry  out  derivative
          transactions of a speculative nature.

          In view of the relatively low importance of the swap values with respect to the consolidated financial statements taken as a whole, the Company has not recognized the effects resulting from the changes in their fair value.

     i. Goodwill - Goodwill represents the excess of cost over recorded value as of the date of acquisition. It is restated using the NCPI and at least once a year, is subject to impairment tests. Through December 31, 2004, goodwill was amortized using the straight-line method over 10 years. Beginning January 1, 2005, goodwill is no longer amortized. It is restated using the NCPI and at least once a year, is subject to impairment tests.

     j. Labor obligations - Seniority premiums and beginning in 2005, severance payments at the end of the work relationship, are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Accordingly, the liability is being accrued which, at present value, will cover the obligation from benefits projected to the estimated retirement date of the Company's employees.

     k.   Provisions - Provisions are recognized  for current  obligations  that
          (i) result from a past event, (ii) are probable to result in the use of economic resources, and (iii) can be reasonably estimated.

     l. Income taxes, tax on assets and employee statutory profit sharing - Income taxes ("ISR") and employee statutory profit sharing ("PTU") are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the accounting and tax bases of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that such difference will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

          Tax on assets ("IMPAC") paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

     m. Foreign currency balances and transactions - Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing cost in the consolidated statements of operations.

     n. Revenue recognition - Revenues are recognized in the period in which the risks and rewards of ownership of the inventories are transferred to the customers, which generally coincides with the delivery of products to customers in satisfaction of orders.


4.   Cash and cash equivalents

                                               2005               June 30, 2006
                                                                   (unaudited)

     Cash                                    $ 52,094                 $11,196
     Temporary investments                     49,319                      --
                                             --------                 -------
                                             $101,413                 $11,196
                                             ========                 =======

5.   Accounts receivable

                                               2005               June 30, 2006
                                                                   (unaudited)

     Trade accounts receivable              $1,735,463              $1,327,276
     Allowance for doubtful accounts           (47,777)                (53,290)
     Allowance for sales discounts
      and sales returns                        (99,974)                (43,526)
                                            ----------              ----------
                                             1,587,712               1,230,460
     Related parties                             2,121                   2,588
     Other                                       5,682                  21,203
                                            ----------              ----------
                                            $1,595,515              $1,254,251
                                            ==========              ==========

6.   Inventories
                                               2005               June 30, 2006
                                                                   (unaudited)

     Finished goods                         $  136,802              $  150,320
     Production in process                     236,590                 284,167
     Agave in process                          759,355                 791,217
     Packing material and others                54,595                  74,040
     Advances to agave suppliers                17,909                  16,238
     Allowance for agave damages               (17,707)                (16,227)
                                            ----------              ----------
                                             1,187,544               1,299,755
     Plantations of agave to be
      harvested after one year                (502,111)               (410,443)
                                            ----------              ----------
                                            $  685,433              $  889,312
                                            ==========              ==========

7.   Property, plant and equipment
                                               2005               June 30, 2006
                                                                   (unaudited)

     Buildings and leasehold improvements   $  391,403              $  368,831
     Industrial machinery and equipment        466,313                 449,802
     Vehicles                                  152,972                 162,285
     Office furniture and equipment             71,581                  60,359
                                            ----------              ----------
                                             1,082,269               1,041,277
     Accumulated depreciation
      and amortization                        (442,534)               (420,445)
                                            ----------              ----------
                                               639,735                 620,832
     Land                                       28,672                  28,672
     Construction in progress                   70,872                  75,655
                                            ----------              ----------
                                            $  739,279              $  725,159
                                            ==========              ==========

     During 2006 (unaudited), the Company removed fully-depreciated fixed assets no longer in use from their records. This resulted in a decrease in property, plant and equipment within various categories and also resulted in a decrease in accumulated depreciation and amortization.

     The amount of construction in progress mainly corresponds to investments and advances for the water treatment plant project and to other projects in process. At December 31, 2005 and June 30, 2006 (unaudited), the investment commitments were $15,979 and $16,109 (unaudited), respectively.

     The Company's key construction projects, plant and equipment are located on property that is owned by related parties. Rental payments paid by the Company were $5,418 in 2005; $2,826 and $ 3,055 for the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited), respectively. Lease contracts have the following general characteristics:

                                                                                          Monthly
                                            Term                                           Rent
     Plant and offices in Amatitan          Indefinite                                     $ 94

     Land for plant enlargement             Ten years ending October 2011 with a
                                             purchase option at maturity agreement          193

     Offices in Guadalajara                 Ten years ending November 2008                  184

     The lease agreement for the land used for the tequila plant enlargement includes a purchase option at maturity. The sales price would be the higher value determined by independent appraisals performed by each of the parties or, as the case may be, by an independent third appraisal selected by both parties.

8.   Goodwill

     Goodwill as of December 31, 2005 and June 30, 2006 (unaudited) is as follows:

     Cost of acquisition of subsidiaries' shares          $1,113,742
     Share book value                                       (643,267)
                                                          ----------
                                                             470,475
     Less - Accumulated amortization                        (182,059)
                                                          ----------
                                                          $  288,416
                                                          ==========

9.   Bank loans

     The balance as of December 31, 2005 and June 30, 2006 (unaudited) is as follows:

                                                                           2005            June 30, 2006
                                                                                            (unaudited)
     Syndicated bank loan in U. S. dollars and in Mexican pesos, with Scotiabank Inverlat, S. A. ("Scotiabank") as managing
     agent (key characteristics are explained below)                    $1,077,631          $1,105,578

     GE Capital, financial lease in Mexican pesos for the
     acquisition of vehicles                                                12,648              18,333

     Banorte, S. A., financial lease in Mexican pesos for the
     acquisition of vehicles                                                    --               2,956

     Revolving bank loan in Mexican pesos with Santander Serfin, S.
     A., with a credit limit of $35 million Mexican pesos                       38              29,570
                                                                        ----------          ----------
                                                                         1,090,317           1,156,437
     Less - current portion                                               (315,430)           (375,670)
                                                                        ----------          ----------
     Total long-term debt                                               $  774,887          $  780,767
                                                                        ==========          ==========

     Long-term debt matures as follows:

                               2005              June 30, 2006
                                                  (unaudited)

        2007                 $164,279                $167,026
        2008                  236,831                 236,054
        2009                  373,777                 377,687
                             --------                --------
                             $774,887                $780,767
                             ========                ========

     The U. S. dollar liability with ScotiaBank as of December 31, 2005 and June 30, 2006 (unaudited), was 24.9 million U. S. dollars ($267 million Mexican pesos) and 23.6 million U.S. dollars ($269 million Mexican pesos) , respectively, and an additional Mexican pesos liability of $810.6 million and $836.5 million, respectively, deriving from a loan granted on November 15, 2004, in which Scotiabank participates as managing agent. The funds were mainly used for settling other bank loans. The loan is collateralized by certain assets held by the controlling and subsidiary companies, including agave inventories, tequila in process, finished tequila, specific property, plant and equipment. The loan consists of three credit lines, the first, with revolving credit facilities of $256 historical million Mexican pesos and two loans, short and long-term, with a total of $940 historical million Mexican pesos, payable in nine semiannual payments beginning November 15, 2005. The liability in Mexican pesos and U.S. dollars bears interest at the TIIE and LIBOR rates, respectively, plus a margin for the interest coverage ratio which is agreed to in each of the loan agreements.

     The most restrictive covenants in the loan agreement limit the performance of additional investments in fixed assets, mergers, spin-offs and the declaration of dividends over 50% of the net income. Additionally, the covenants also require the Company to maintain certain financial ratios. Management believes the Company is in compliance with such covenants as of December 31, 2005 and June 30, 2006 (unaudited).

     On April 15, 2003, the Company signed an interest rate swap agreement in U.S. dollars with ING BANK (Mexico), S. A., through which the Company will make payments computed on a fixed interest rate basis and will receive amounts computed on a variable interest rate basis. The agreement covers up to 13 million U.S. dollars in principal maturing on October 15, 2007, and establishes an interest rate of 2.91% for the Company and LIBOR rate at six months for the bank.

     On February 8, 2005, the Company signed an interest rate swap agreement with Banco Nacional de Mexico, S. A. through which the Company will make payments computed on a fixed interest rate basis and will receive amounts computed on a variable interest rate basis. The agreement covers up to $345 million Mexican pesos from February 15, 2005 to November 16, 2009 and establishes a fixed interest rate of 9.71% for the Company and a TIIEE rate of 28 days for the bank.

     The estimated fair values of the interest rate swaps as of December 31, 2005, and June 30, 2006 (unaudited) and June 30, 2005 (unaudited) are not material.


10.  Accrued expenses and taxes other than income taxes

                                                2005              June 30, 2006
                                                                   (unaudited)

     Taxes other than income taxes            $825,463                $527,743
     Other accrued expenses                     51,437                  77,811
     Interest payable                           24,118                   4,554
                                              --------                --------
                                              $901,018                $610,108
                                              ========                ========

11.  Labor obligations

     Net period cost for labor obligations resulting from seniority premiums and severance payments was $10,375 in 2005 and $5,208 for the six-month period ended June 30, 2006 (unaudited). In 2005, the amount noted includes $9,735 for severance payments at the end of the work relationship. Beginning 2005, the related liability and annual cost of such benefits are calculated by an independent actuary using the projected unit credit method. The present values of these obligations and the rates used for the calculations are:

                                                         2005     June 30, 2006
                                                                   (unaudited)

     Projected benefit obligation                     $(13,838)      $(15,158)
     Unamortized items:
        Transition liability                             8,649          6,845
        Variances for assumptions and
         adjustments based on experience                 4,168          5,968
                                                      --------       --------
     Net projected liability                            (1,021)        (2,345)
     Additional intangible asset                        (8,649)        (6,845)
     Item charged to the stockholders' equity           (2,690)        (2,378)
                                                      --------       --------
                                                      $(12,360)      $(11,568)
                                                      ========       ========

     Net period cost                                  $ 10,375       $  5,208

     Payments charged to net projected liability      $  9,705       $  3,884

     The rates used in the actuarial calculations, net of effects of inflation, were:

                                                        2005      June 30, 2006
                                                                   (unaudited)

     Discount of the projected benefit
      obligation at present value                       4.5%           4.5%
     Salary increase                                    1.0%           1.0%


     Net period cost is comprised as follows:

                                                    2005          June 30, 2006      June 30, 2005
                                                                   (unaudited)        (unaudited)
     Service cost                                 $ 3,840             $1,894             $1,968
     Amortization of the transition liability       5,037              2,590              2,582
     Amortization of variances in:
        Assumptions                                    93                 51                 48
        Interest cost                               1,405                673                720
                                                  -------             ------             ------
     Net period cost                              $10,375             $5,208             $5,318
                                                  =======             ======             ======

12.  Stockholders' equity

     a. Common stock at par value as of December 31, 2005 and June 30, 2006 (unaudited), is as follows:
                                                    Number
                                                  of shares             Amount
          Fixed capital:
             Series A-I                                  50          $      50
             Series B-I                                  16                 16
                                                  ---------          ---------
                                                         66                 66
                                                  ---------          ---------
          Variable capital:
             Series B-I                             810,630             810,680
             Series B-II                            271,654             696,869
                                                  ---------          ----------
                                                  1,082,284           1,507,549
                                                  ---------
                                                  1,082,350
                                                  =========
          Restatement increase                                          365,208
                                                                     ----------
          Total per consolidated balance sheet                       $1,872,757
                                                                     ==========

     b. Retained earnings include the statutory legal reserve. The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2005 and June 30, 2006 (unaudited), the legal reserve, in historical pesos, was $57,173.

     c. Stockholders' equity, except restated paid-in capital and tax retained earnings, will be subject to income tax payable by the Company at the rate in effect upon distribution. The ISR rate was 30% in 2005 and 29% in 2006. The rate will decrease to 28% in 2007 and thereafter. Any tax paid on such distribution, may be credited against annual and estimated income taxes of the year in which the tax on the dividend is paid and the following two fiscal years.

     d. Pursuant to a resolution of the general ordinary stockholders' meeting of April 22, 2003, dividends were declared for $328,177 (nominal value), of which $100,000 (nominal value) were paid in May 2004 and commitment was made to pay $228,177 (nominal value) from January to April 2004. In January 2004, the Company renegotiated the settlement date for such dividends. During 2005, dividend payments for $110,473 nominal pesos were made ($118,837 constant pesos) and an agreement was reached with the stockholders to settle the remaining amount of $118,469 on March 31, 2006. Such amount was paid in February 2006.

     e. The balances of the stockholders' equity tax accounts as of December 31, 2005 and June 30, 2006 (unaudited) are:

          Contributed capital account of GIH              $1,872,757
          Net tax income account                             844,656
          Net reinvested tax income account                   20,285
                                                          ----------
                                                          $2,737,698
                                                          ==========

          As illustrated in the preceding table, the total amount of the balances of the stockholders' equity tax accounts exceeds stockholders' equity, according to the accompanying consolidated balance sheets.

13.  Foreign currency balances and transactions

     a. At December 31, 2005 and June 30, 2006 (unaudited), the foreign currency monetary position is as follows (in thousands of U.S. dollars):
                                                       2005        June 30, 2006
                                                                    (unaudited)

          Assets                                      7,948             12,676
          Liabilities                               (29,158)           (25,639)
                                                    --------           --------
          Net monetary liability position           (21,210)           (12,963)
                                                    ========           ========

          Equivalent in Mexican pesos             $(227,178)         $(147,743)


     b. Transactions denominated in foreign currency were as follows (in thousands of U. S. dollars):

                                    2005        June 30, 2006     June 30, 2005
                                                 (unaudited)        (unaudited)

          Export sales             26,972           19,786             15,501
          Import purchases         19,853            5,502              7,122
          Interest expense - net    1,036              812                768

     c. Nonmonetary assets of foreign origin as of December 31, 2005 and June 30, 2006 (unaudited) were as follows:

                                                 2005                           June 30, 2006
                                                                                 (unaudited)
                                    -----------------------------       ----------------------------
                                                       Equivalent                         Equivalent
                                                       in Mexican                         in Mexican
                                    U.S. dollars         Pesos          U.S. dollars         Pesos
          Inventories                   3,207          $ 34,350             1,977          $ 22,532
          Machinery and equipment      10,170           108,930            10,170           115,911

     d. The exchange rates in effect at the dates of the consolidated balance sheets and of issuance of the consolidated financial statements were as follows:

                                   December 31,      June 30,       February 28,
                                       2005            2006             2006

          U.S. dollar               $10.7109         $11.3973         $10.4661


14.  Income tax, tax on assets, and employee statutory profit sharing

     In accordance with Mexican tax law, GIH and its subsidiaries are subject to ISR and IMPAC which is paid on an individual basis. Valle pays taxes under the simplified tax scheme. ISR is computed taking into consideration the taxable and deductible effects of inflation, such as depreciation calculated on restated asset values. Taxable income is increased or reduced by the effects of inflation on certain monetary assets and liabilities through the inflationary component, which is similar to the gain or loss from monetary position. In 2006 and 2005, the ISR rate was 29% (16% for Valle) and 30% (16% for Valle), respectively. IMPAC is calculated by applying 1.8% (0.9% for Valle) on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period; any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

     On December 1, 2004, certain amendments to the ISR and IMPAC laws were enacted and were effective in 2005. The most significant amendments were as follows: a) the ISR rate was reduced to 30% (16% for Valle) in 2005 and was further reduced to 29% (16% for Valle) in 2006 and 28% (19% for Valle) in 2007 and thereafter; b) except for Valle, for income tax purposes, cost of sales is deducted instead of inventory purchases and related conversion costs; and taxpayers are able to elect, in 2005, to ratably increase taxable income over a period from 4 to 12 years by the tax basis of inventories as of December 31, 2004 determined in conformity with the respective tax rules; c) as of 2006, employee statutory profit sharing paid is fully deductible, and d) bank liabilities and liabilities with foreign entities are included to determine the IMPAC taxable base.

     The Company files ISR and IMPAC tax returns on an individual entity basis and the related tax results are combined in the consolidated financial statements.

     a.   ISR consists of the following:

                                                                      2005
          ISR:
             Current                                                $(81,654)
             Deferred including the effect of rate reduction         110,826
                                                                    --------
                                                                    $ 29,172
                                                                    ========

          To determine deferred ISR at December 31, 2005 and the six-month periods ended June 30, 2006 (unaudited) and June 30, 2005 (unaudited), the Company applied the different tax rates that will be in effect beginning in 2006 to temporary differences according to their estimated dates of reversal. In addition, in accordance with tax regulations in effect as of 2005, the Company's management elected to amortize the tax inventory (except for agave) of $526,434 at December 31, 2004 into taxable income over a 12-year period beginning in 2005, based on inventory turnover. Accordingly, the initial effect of the new regulation of no longer deducting inventory purchases is deferred.

     b. The reconciliation of the statutory and effective ISR rates expressed as a percentage of income before ISR is:

                                                                     2005

          Statutory rate                                             (30%)

          Effect of change in taxable inventory balance due to
           changes in tax regulations                                 78%

          Effect of permanent differences, mainly
           nondeductible expenses                                    (33%)

          Difference in tax rates applied by subsidiaries
           located in various tax jurisdictions                       25%

          Change in valuation allowance for recoverable tax on
           assets paid and others                                     46%
                                                                     -----
          Effective rate                                              86%
                                                                     =====

          The income tax provisions at June 30, 2005 (unaudited) and June 30, 2006 (unaudited) were determined based on the estimated effective annual tax rate.

     c. The main items comprising the asset (liability) balance of deferred ISR are:

                                                                          2005           June 30, 2006
                                                                                          (unaudited)
          Asset (liability):
             Difference between the accounting and tax value of:
                Inventories                                            $(245,984)          $(258,733)
                Property, plant and equipment                            (76,499)            (78,442)
             Asset and liability reserves, tax loss carryforwards
              and other items                                            234,671             218,321
                                                                       ---------           ---------
             Deferred ISR liability                                    $ (87,812)          $(118,854)
                                                                       =========           =========

     d. As of December 31, 2005 and June 30, 2006 (unaudited) certain subsidiaries had tax loss carryforwards of $726,424 maturing between 2010 and 2015 which can be utilized against future profits. Likewise, at that date, IMPAC of $12,592 paid in prior years can be recovered subject to certain conditions. The related tax benefit was recognized as a decrease of the deferred ISR liability.


15.  Commitments and contingencies

     a. On October 1, 2004, a share purchase and sale contract was executed by Osborne Distribuidora, S. A. Sociedad Unipersonal (the "Vendor"), CH Acciones, S. A. de C. V., a related party, (the "Buyer") and the Company, as joint and several debtor, under which the Vendor agreed to sell 24.5% of GIH shares, to the Buyer payable on October 3, 2006. This transaction was financed with a promissory note bearing interest at the annual LIBOR rate at one year plus 4.5 percentage points as of June 1, 2005, which will be paid together with the principal at the settlement date.

          Simultaneously, on October 1, 2004, the Company signed an "Administration and Source of Payment Trust Contract" with Banco Santander Mexicano, S.A. as the trustee, Osborne Distribuidora, S. A. Sociedad Unipersonal as the trust beneficiary, the Company as the trustor and CH Acciones, S. A. de C. V. as the joint obligor. For this purpose, Corporativo Herradura, S. A. de C. V. delivered to the trust, newly formed shares representing 51% of the common stock of GIH. In the event of the Buyer's noncompliance with the promissory note payment conditions, the Vendor may foreclose the shares in the trust in conformity with the established conditions.

     b. On June 7, 2005, Herradura signed an agreement with Meltum-Consultadoria e Marketing LDA ("Meltum") under which it granted to Meltum an exclusive option for selling certain trademarks owned by Herradura to third parties.

     c. As of December 31, 2005, and June 30, 2005 and 2006, the Company has several outstanding agave futures contracts with third parties under which it is obliged to purchase approximately 4.0 million agave plants, provided that such plants comply with the minimum quality requirements specified in the contracts. The outstanding contracts have different terms that are characterized as follows, (i) 2.6 million agave plants are related to contracts where the future execution price is based on the market value of the agave on the harvesting date, (ii) 0.6 million agave plants have fixed agreed-upon execution price of $2.033/kilo, (iii) the remaining 0.8 million agave plants have an agreed-upon execution price of $3.50/kilo. As of December 31, 2005, and June 30, 2005 and 2006, the market prices of the agave was estimated at $2.25/kilo, $2.50 and $2.00, respectively. The contracts with fixed agreed-upon execution price do not qualify for derivative accounting under MEX NIF C-10 Derivative Accounting, since the contract terms do not provide a net settlement option. In addition, the actual number of agave plants that will be realized vary from contract to contract based on the uncertainty of the number of plants that will meet the Company's minimum quality requirements. Also, the date in which the agave plants are harvested is not fixed to a specific harvesting date, since the agave plant maturation process varies in a harvest from 4 to 8 years.

          The Company has various contracts with third parties where the Company utilizes third party land to grow its agave plants. The Company incurs all expenses in relation to the maintenance of the agave plants throughout the harvesting period. In the majority of these contracts, the Company and the third party agree that 60% of the harvest will belong to the Company and 40% will belong to the third party.

     d. At the date of these consolidated financial statements, the Company is involved in arbitrations related to certain disputes concerning contracts for the exclusive distribution of the "El Jimador" and "Herradura" product lines in the United States of America.

     e. Neither the Company nor its assets are subject to any legal action other than that which arises over the normal course of business.


16.  New accounting principles

     On January 1, 2006, MEX NIF Series A went into effect. Such Series A represents the Conceptual Framework described in Note 3; however, some of its provisions originated disagreement with particular MEX NIFs in effect. Consequently, in March 2006, the CINIF issued Interpretation Number 3 to the Financial Reporting Standards (INIF No. 3), Initial Application of NIFs, thus establishing, that provisions set forth in particular NIFs that have not been amended should be transitorily adhered to, while their tailoring to the Conceptual Framework is in progress. For example, in 2006, neither revenues, costs and expenses were required to be classified as ordinary and nonordinary in the statement of operations, nor other comprehensive income items in the statement of stockholders' equity needed to flow into the statement of operations at the time net assets that gave rise to them were realized.

     The CINIF continues to pursue its objective of moving towards a greater convergence with international financial reporting standards. To this end, on December 22, 2006, it issued the following MEX NIFs, which will become effective for fiscal years beginning on January 1, 2007:

      - NIF B-3, Statement of Income
      - IF B-13, Events Occurring after the Financial Statements Date
      - NIF C-13, Related Parties
      - NIF D-6, Capitalization of Comprehensive Financing Cost (Income)

     Some of the major changes established by these standards are as follows:

     NIF B-3, Statement of Income, sets the general standards for presenting and structuring the statement of income, the minimum content requirements and general disclosure standards. Consistently with NIF A-5, Basic Elements of Financial Statements, NIF B-3 now classifies revenues, costs and expenses, into ordinary and non ordinary. Ordinary items (even if not frequent) derive from primary activities representing the entity's main source of revenues. Non ordinary items derive from activities other than those representing the main source of revenues. Consequently, classification of certain transactions as special and extraordinary, according to former Bulletin B-3, was eliminated. As part of the structure of the statement of operations, ordinary items should be presented first and, at least, show income or loss before income taxes, income or loss before discontinued operations, if any, and net income or loss. Presenting operating income is neither required nor prohibited by NIF B-3. In this case, line item other income (expense) is presented immediately before operating income. Cost and expense items may be classified by function, by nature, or a combination of both. When classified by function, gross income may be presented. Employee statutory profit sharing should now be presented as an ordinary expense, and no longer recognized as an income tax. Special items mentioned in particular MEX NIFs, should now be part of other income and expense and items formerly recognized as extraordinary should be part of non-ordinary items.

     NIF B-13, Events Occurring after the Financial Statements Date, requires disclosure of asset and liability restructurings, creditor waivers to their right to demand payment in case the entity defaults debt contractual obligations occurring in the period between the date of the financial statements and the date of their issuance, only in a note to the financial statements and recognition in the financial statements of the period in which such events take place. Formerly, these events were recognized in the financial statements instead of only disclosing them. NIF A-7 Presentation and Disclosure, in effect as of January 1, 2006, requires, among other things, that the date on which the issuance of the financial statements is authorized be disclosed as well as the name of authorizing management officer(s) or body (bodies). NIF B-13 establishes that if the entity owners or others are empowered to modify the financial statements, such fact should be disclosed. Subsequent approval of the financial statements by the stockholders or other body does not change the subsequent period, which ends when issuance of the financial statements is authorized.

     NIF C-13, Related Parties, broadens the concept "related parties" to include a) the overall business in which the reporting entity participates;
     b) close family members of key or relevant officers; and c) any fund created in connection with a labor-related compensation plan. NIF C-13 requires the following disclosures: a) relationship between the controlling and subsidiary entities, regardless of whether or not any intercompany transactions took place during the period; b) that terms and conditions of consideration paid or received in transactions carried out between related parties are equivalent to those of similar transactions carried out between independent parties and the reporting entity, only if enough evidence exists; c) benefits granted to key or relevant officers, and d) name of the direct controlling company and, if different, name of the ultimate controlling company. Notes to comparative financial statements of prior periods should disclose new provisions of NIF C-13.

     NIF D-6, Capitalization of Comprehensive Financing Cost (Income), establishes general capitalization standards that include specific accounting for financing in domestic and foreign currencies or a combination of both. Some of these standards are: a) mandatory capitalization of comprehensive financing cost ("RIF") directly attributable to the acquisition of qualifying assets; b) in the case of financing in domestic currency used to acquire assets, yields obtained from temporary investments before the capital expenditure is made, are left out;
     c) exchange gains or losses from foreign currency financing should be capitalized considering the valuation of associated hedging instruments, if any; d) a methodology to calculate capitalizable RIF relating to funds from generic financing; e) regarding land, RIF may be capitalized if development is carried out; and f) conditions that must be met to capitalize RIF, and rules indicating when RIF should no longer be capitalized. The entity may decide on whether to apply provisions of NIF D-6 for periods ending before January 1, 2007, in connection with assets in the process of being acquired at the time this NIF goes into effect.

     At the date of issuance of these financial statements, the Company has not fully assessed the effects of adopting these new standards on its financial information.

17.  Financial statement issuance authorization

     On February 28, 2006, the issuance of the consolidated financial statements was authorized by C.P. Yuri Mariel Zepeda, Controller.

18.  Subsequent events

     a. On March 2, 2006, a final ruling was issued regarding arbitration on the contract for the exclusive distribution of the "El Jimador" product line in the United States of America as follows: (1) such contract will not be automatically renewed and will terminate on June 30, 2006, and (ii) the distributor should pay to Herradura 727 thousand U.S. dollars for damages incurred. However, the arbitration judges have not issued a decision with respect to the payment of legal and court fees. At the date of issuance of these consolidated financial statements, the existing arbitration for the distribution contract with this same distributor for the "Herradura" product line is still pending.

     b. Regarding the share purchase and sale contract noted in Note 15 a., on August 3, 2006, the Buyer paid 145.2 million U.S. dollars for GIH shares, which included principal plus interest. Simultaneously, the Company executed an agreement to terminate the trust described in the second paragraph in Note 15 a., whereby the parties granted the broadest settlement permitted under law and the Trustee granted the Joint Obligor the share certificate for the shares in the trust.

     c. Regarding Note 15 b., on August 18, 2006, Herradura executed a termination and settlement agreement for the option contract executed with Meltum, since the parties acknowledged and agreed that one of the conditions to which the brand purchase-sale transaction was subject to had not been fulfilled.

     d. On October 16, 2006, the interest rate swap agreement in U.S. dollars signed by the Company with ING BANK (Mexico), S.A., noted in the third paragraph of Note 9, was cancelled by both parties with an accumulated favorable difference of $113.

     e. On December 28, 2006, the interest rate swap agreement with Banco Nacional de Mexico, S.A., as noted in the fourth paragraph of Note 9, was cancelled by both parties with an accumulated unfavorable difference of $11,421.

     f. On January 18, 2007, the Company settled the bank debt referred to in the first paragraph of Note 9 and, based on the settlement letter issued by Scotiabank, the Company cancelled all its mortgages and obtained the release of all collateral provided as guarantees.

     g. On January 18, 2007, the business transaction between the Company and Brown-Forman Corporation ("BF") was concluded for 778,066,000 U.S. dollars in cash proceeds which includes (a) 66,616,000 U.S. dollars for payment of inter-company debt owed by Valle (which shares were acquired by BF) to entities not acquired by BF and (b) 22,000,000 U.S. dollars placed in escrow, which amounts will be released to the sellers in the future subject to the absence or satisfaction of any claims for indemnification made by BF. Also, there is an additional cash consideration of 10,000,000 U.S. dollars which is a holdback to be paid to the Company subject to customary post-closing working capital adjustments and payment by BF of certain taxes payable in connection with the transaction. In addition, BF has assumed debts with suppliers for 27,169,000 U.S. dollars. The items billed to BF are as follows (in thousands of U.S. dollars):

          Asset                                               Amount

          Property, plant and equipment                       60,221
          Accounts receivable                                 26,236
          Inventories                                         58,432
          Brands                                             545,083
          Shares of Valle de Amatitan                         15,349
                                                             -------
             Subtotal                                        705,321
          Taxes (inventories and fixed assets)                43,298
                                                             -------
             Total                                           748,619
                                                             =======

          Following the sale of the Company's main assets in January 2007, as discussed in the previous paragraph, management has not defined the Company's future operations. The accompanying financial statements do not include adjustments related to the valuation and classification of assets and the classification and amount of liabilities, which might be required if the Company is unable to continue operating.

           Differences between Mexican Financial Reporting Standards
                         and U.S. Accounting Principles


The accompanying historical consolidated financial statements of Grupo Industrial Herradura S.A. de C.V. and its subsidiaries (collectively, "GIH") are presented in accordance with Mexican Financial Reporting Standards ("MFRS"), which differ in certain respects from accounting principles generally accepted in the United States ("U.S. GAAP").

The following is a summary of the principal differences between MFRS and U.S. GAAP, as they relate to GIH, and that could affect consolidated operating income, net income, stockholders' equity and changes in financial position of GIH are described below. This summary does not purport to be complete. Additionally, it may exclude certain differences that may affect the disclosure, presentation or classification of transactions or events in the financial statements of GIH. Further, this summary did not attempt to identity all future differences between MFRS and U.S. GAAP that may affect the financial statements as a result of transactions or events that occur in the future. The analysis below does not include an analysis of principal differences between MFRS and International Financial Reporting Standards ("IFRS").

Recognition of the effects of inflation

Under MFRS, GIH recognizes the effects of inflation in its financial information as required by Mexican accounting Bulletin B-10, "Accounting Recognition of the Effects of Inflation on Financial Information," as amended ("Bulletin B-10"), issued by the Mexican Institute of Public Accountants ("MIPA"). Consequently, the amounts shown in the accompanying consolidated financial statements and in the notes thereto are expressed in thousands of constant Mexican pesos of purchasing power as of the date of the most recent consolidated balance sheet presented.

Under U.S. GAAP, financial statements are stated at historical cost. However, for reports for Mexican companies when there is a reconciliation to U.S. GAAP, such reconciliation does not include the reversal of the adjustments to the financial statements for the effects of inflation required under Bulletin B-10, because the application of Bulletin B-10 represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial information.

Statements of changes in financial position and cash flows

MIPA Bulletin B-12, "Statement of Changes in Financial Position," specifies the appropriate presentation of the statement of changes in financial position based on financial statements stated in constant Mexican pesos. Bulletin B-12 identifies the sources and applications of resources representing differences between beginning and ending financial statement balances in constant Mexican pesos. In accordance with this bulletin, monetary and foreign exchange gains and losses are not treated as non-cash items in the determination of resources provided by operations.

Statements of cash flows under U.S. GAAP are addressed by Financial Accounting Standards Board ("FASB") Statement No. 95, "Statement of Cash Flows," which does not provide guidance with respect to inflation adjusted financial statements. If GIH were to present statements of cash flows without reversing the effects of inflationary accounting, it would adopt the guidance issued by the American Institute of Certified Public Accountants ("AICPA") SEC Regulations Committee's International Practices Task Force in its meeting held on November 24, 1998, encouraging foreign registrants that file price level adjusted financial statements to provide cash flow statements that show separately the effects of inflation on cash flows.

Deferred income tax

MIPA Bulletin D-4, "Accounting for Income Tax, Asset Tax and Employee Profit Sharing," requires an asset and liability approach for recognizing existing temporary differences for income tax, asset tax and statutory employee profit sharing that are expected to reverse over a definite period of time. Bulletin D-4 is similar to U.S. GAAP with respect to accounting for current and deferred income taxes, except for the accounting treatment of deferred employee profit sharing.

Under MFRS, deferred employee profit sharing is recognized only for timing differences arising from the reconciliation between book and taxable income for employee profit sharing purposes, on which it may be reasonably estimated that a future liability or benefit will arise and there is no indication that the liabilities or benefits will not be materialized.

Under U.S. GAAP, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Under MFRS, a net presentation is required either as a non-current asset or long-term liability. U.S. GAAP requires a separate presentation of current and non current income tax assets or liabilities.

Capitalization of financing costs

Under MFRS, capitalization of comprehensive financing cost on assets under construction or in pre-operating stage is allowed but not required.

Under U.S. GAAP, interest expenses incurred during the construction (development) period on qualifying expenditures must be considered as an additional cost to be capitalized. Under U.S. GAAP when the financing is in Mexican pesos, the monetary gain is included in this computation; when financing is denominated in U.S. dollars, only the interest is capitalized and exchange and monetary gains and losses are excluded.

Inventories

MIPA Bulletin E-1, "Agriculture," establishes the rules for recognizing, valuing, presenting, and disclosing biological assets and agricultural products. It also establishes the treatment to be given to government subsidies on biological assets.

This bulletin establishes that biological assets and the agricultural products (the latter at the time of their harvesting) are to be valued at their fair value, net of estimated costs at point of sale. Also, the Bulletin establishes that whenever the fair value cannot be determined in a reliable, verifiable and objective manner, the assets are to be valued at their production cost, net of accumulated impairment, if any.

Under U.S. GAAP, inventories of biological assets and agricultural products are to be valued at the lower of cost or market, where "market" means current replacement cost except that: (1) market should not exceed the net realizable value (i.e., estimated selling price in the ordinary course of business less reasonably predictable costs of completion and disposal); and (2) market should not be less than net realizable value reduced by an allowance for an approximately normal profit margin.

Accounting for the impairment or disposal of long-lived assets

MIPA Bulletin C-15, "Accounting for the Impairment or Disposal of Long-Lived Assets," defines the rules for the computation and recognition of asset impairment losses and their reversal, as well as for the presentation and disclosure of both assets whose values have been impaired and of the presentation and disclosure of both assets whose values have been impaired and of discontinued operations. Under Bulletin C-15, an impairment loss is equal to the difference between the carrying amount of the assets and the higher of (i) the net selling price or (ii) value in use, which is based on discounted cash flows and the discounted rate used is a pretax rate. Also, under this bulletin an entity can reverse an impairment loss that was previously recognized when such loss no longer exists or has decreased. Impairment losses, as required by this bulletin, are not included in the determination of operating income.

The accounting and reporting for the impairment or disposal of long-lived assets under U.S. GAAP is addressed by FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Under FASB Statement No. 144, an impairment loss would be calculated based on the excess of the carrying amount of the long-lived asset over its fair value, where the fair value is the amount at which the asset could be bought or sold in a current transaction between a willing buyer and seller other than in a forced or liquidation sale. When future cash flows are used to estimate fair value, the discount rate should be net of taxes. Reversal of previously recognized losses is not permitted by U.S. GAAP and impairment losses are included in the determination of operating income.

Transactions between entities under common control

Goodwill recognized by the GIH was the result of the acquisition of certain subsidiaries that were under common control. Before the adoption of the new Mexican Accounting Bulletin B-7, "Business Combinations," which was effective January 1, 2005, the Company recognized the excess of the purchase price paid over the net book value of the entities acquired as goodwill.

For U.S. GAAP purposes, transactions between entities under common control are recognized as a capital transaction but are recorded at the lower of net book value and fair value.

Push-down accounting

Under U.S. GAAP, purchase transactions that result in an entity becoming substantially wholly owned establish a new basis of accounting for the purchased assets and liabilities. When the form of ownership is within the control of the parent, the basis of accounting for purchased assets and liabilities should be the same regardless of whether the entity continues to exist or is merged into the parent's operations. Therefore, the cost incurred by Brown Forman in the acquisition of the GIH would have been "pushed down," i.e., used to establish a new accounting basis in the separate financial statements of GIH.

Labor obligations

Effective January 1, 2005, GIH adopted the revised provisions of MIPA Bulletin D-3, "Labor Obligations," which required GIH to recognize a liability for employee severance payments based on actuarial calculations. As allowed by Bulletin D-3, GIH elected to amortize the effect of the transition as expense over the estimated average remaining service period of the employees.

A similar obligation is required under U.S. GAAP by FASB Statement No. 112, "Employers' Accounting for Postemployment Benefits - an amendment of FASB Statements No. 5 and 43," which became effective January 1, 1994. FASB Statement No. 112 required the effect of the transition to be reported in a manner similar to the cumulative effect of a change in accounting principle. Accordingly, no intangible asset for labor obligations would be presented in GIH,s balance sheet under U.S. GAAP.

Pension and other postretirement benefits

In September 2006, the FASB issued FASB Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, and amendment to FASB Statements No. 87, 88, 106 and 132 (R)." FASB Statement No. 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively, "postretirement benefit plans") to recognize the funded status of their postretirement benefit plans in the statement of financial position, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures.

MFRS still requires that an unfunded pension cost be recognized if net period pension cost exceeds the plan assets, and that a prepaid pension cost be recognized if net periodic cost is lower than the plan assets. If the accumulated benefit obligation exceeds the fair value of plan assets, a liability that is at least equal to the unfunded accumulated benefit obligation must be recognized. In these circumstances, an additional minimum liability may be recognized to the extent that a prepaid pension cost has been recognized, the unfunded pension cost is lower than the unfunded benefit obligation, or if no prepaid pension cost or unfunded pension cost has been recognized.

MFRS also states that if an additional minimum liability is recognized, an equal amount shall be recognized as an intangible asset provided that the asset recognized does not exceed the amount of unrecognized prior service cost, and the excess, if any over the unrecognized prior service cost, would be presented in other comprehensive income.

                                                                   Exhibit 99.2

                    Brown-Forman Corporation and Subsidiaries
         Unaudited Pro Forma Combined Condensed Statements of Operations

The following unaudited pro forma combined condensed statements of operations relate to the acquisition by Brown-Forman Corporation (the "Company") of substantially all of the assets of Grupo Industrial Herradura S.A. de C.V. ("Grupo Industrial Herradura") and certain of its affiliates relating to its tequila business.

The acquisition was completed on January 18, 2007, pursuant to the Asset Purchase Agreement, as amended by the First Amendment, the Second Amendment, and the Third Amendement, dated as of August 25, 2006 among Jose Guillermo Romo de la Pena, Luis Pedro Pablo Romo de la Pena, Grupo Industrial Herradura, S.A. de C.V., certain of their respective affiliates, the Company and Brown-Forman Tequila Mexico, S. de R.L. de C.V., a subsidiary of the Company (the "APA").

The unaudited pro forma combined condensed statements of operations reflect the results of the Company for its fiscal year ended April 30, 2006, and the nine months ended January 31, 2007, with pro forma adjustments as if the acquisition had occurred on May 1, 2005. The following unaudited pro forma combined condensed financial information has been derived by application of pro forma adjustments to historical consolidated financial statements included elsewhere in this filing or previously filed with the Securities and Exchange Commission. Such pro forma and historical financial information is presented on a U.S. GAAP basis.

No pro forma balance sheet is presented because the transaction is already reflected in the consolidated balance sheet as of January 31, 2007, included in the Company's quarterly report on Form 10-Q for the period then ended, as filed on March 9, 2007.

The pro forma adjustments are based upon presently available information, estimates and assumptions described herein and in the notes to the unaudited pro forma combined condensed statements of operations. The pro forma adjustments are described in the accompanying notes and give effect to events that are (a) directly attributable to the acquisition, (b) factually supportable, and (c) expected to have a continuing impact.

The unaudited pro forma statements of operations for the year ended April 30, 2006, and the nine months ended January 31, 2007 do not reflect any adjustment for the incremental margins that the Company may achieve from becoming the importer of the Herradura brands in the U.S. In addition, the unaudited pro forma statements of operations do not reflect cost savings from synergies which may be realized or integration costs to be incurred subsequent to the acquisition. The unaudited pro forma statement of operations for the nine months ended January 31, 2007 reflect a reduction in trade inventories in Mexico.

The reporting currency of Grupo Industrial Herradura is the Mexican peso. The historical statements of operations for the year ended April 30, 2006 and the nine months ended January 31, 2007 were translated into U.S dollars at the average exchange rate for the related period of 10.76371 and 11.01035 Mexican pesos to one U.S. dollar, respectively. These translations should not be construed as a representation of the U.S. dollar amounts actually corresponding to these Mexican peso amounts.

The unaudited pro forma combined condensed statement of operations was prepared using the purchase method of accounting as described in FASB Statement No. 141, Business Combinations, to account for the acquisition. Accordingly, as discussed in the Company's quarterly report on Form 10-Q for the nine months ended January 31, 2007, the cost of the acquisition was $794.9 million, consisting of the purchase price of $778.1 million and transaction costs of $16.8 million. The purchase price is subject to customary post-closing working capital adjustments as set forth in the APA. The cost of the acquisition has been preliminarily allocated based on management's estimates and independent appraisals as follows:

(U.S. dollars in millions)

Accounts receivable:
 Trade                                                  $ 51.8
 Other                                                    46.9
Inventories                                              140.8
Property, plant, and equipment                            63.0
Deferred income taxes                                      4.3
Goodwill                                                 344.2
Other intangible assets                                  216.6
                                                        ------
   Total assets                                          867.6
                                                        ------

Accounts payable and accrued expenses                     71.2
Long-term debt                                             0.2
Other noncurrent liabilities                               1.3
                                                        ------
   Total liabilities                                      72.7
                                                        ------
   Net assets acquired                                  $794.9
                                                        ======

A preliminary valuation of the acquired intangible assets was performed by a third party valuation specialist to assist the Company in determining the fair value of each identifiable intangible asset. Standard valuation procedures were used in determining the fair value of the acquired intangible assets. The following table summarizes the identified intangible asset categories and their weighted average amortization period, where applicable:

                                         Weighted Average
                                       Amortization Period       Fair Value

Finite-lived intangible assets:
 Customer relationships                      37.0 years             $5.3

Indefinite-lived intangible assets:
 Trademarks and brand names                                       $211.3
 Goodwill                                                          344.2

The initial allocation of the cost of the acquisition was based on preliminary estimates and will be revised as asset valuations are finalized and further information is obtained on the fair value of liabilities.

The acquisition was financed with approximately $115 million of cash and approximately $680 million of commercial paper, $400 million of which was subsequently replaced with long-term debt.

The unaudited pro forma condensed combined statement of operations is based on available information and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not purport to represent what the results of operations and financial condition would have been had the acquisition actually occurred as of the date indicated, nor does it project the results of operations for any future period or the financial condition at any future date. The unaudited pro forma statement of operations is based upon assumptions and adjustments that management believes are reasonable and is qualified in its entirety and should be read in conjunction with the historical financial statements and accompanying notes of the Company included in the annual report on Form 10-K for the year ended April 30, 2006, and the quarterly report on Form 10-Q for the nine months ended January 31, 2007, which have been previously filed with the Securities and Exchange Commission, and the historical financial statements included elsewhere in this filing.

Brown-Forman Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Statement of Operations
For the Nine Months Ended January 31, 2007
(U.S. dollars in millions, except per share amounts)

                                                                    Historical
                                                 Historical       Grupo Industrial     Pro Forma        Pro Forma
                                                Brown-Forman        Herradura(a)      Adjustments       Combined
Net sales                                         $2,115.4            $138.6(b)             --          $2,254.0
Excise taxes                                         446.1                --                --             446.1
Cost of sales                                        550.4              86.8                -- (c)         637.2
                                                  --------            ------            ------          --------
   Gross profit                                    1,118.9              51.8                --           1,170.7
Advertising expenses                                 267.2              10.8                --             278.0
Selling, general, and administrative expenses        378.1              33.2              (0.1)(d)         413.3
                                                                                           2.0 (e)
                                                                                           0.1 (f)
Other expense (income), net                          (20.1)               --                --             (20.1)
                                                  --------            ------            ------          --------
   Operating income                                  493.7               7.8              (2.0)            499.5
Interest income                                       14.2               0.9                --              15.1
Interest expense                                      19.6               9.6              (9.6)(g)          47.5
                                                                                          27.8 (h)
                                                                                           0.1 (i)
                                                  --------            ------            ------          --------
   Income (loss) from continuing
    operations before income taxes                   488.3              (0.9)            (20.3)            467.1
Income tax expense                                   157.4               2.4              (8.7)(j)         151.1
                                                  --------            ------            ------          --------
   Net income (loss) from continuing operations   $  330.9            $ (3.3)           $(11.6)         $  316.0
                                                  ========            ======            ======          ========

Earnings per share from continuing operations:
   Basic                                             $2.69                                                 $2.57
   Diluted                                           $2.66                                                 $2.54

Shares (in thousands) used in the
 calculation of earnings (loss) per share
   Basic                                           122,810                                               122,810
   Diluted                                         124,189                                               124,189

Brown-Forman Corporation and Subsidiaries
Unaudited Pro Forma Combined Condensed Statement of Operations
For the Year Ended April 30, 2006
(U.S. dollars in millions, except per share amounts)

                                                                     Historical
                                                 Historical       Grupo Industrial     Pro Forma        Pro Forma
                                                Brown-Forman         Herradura        Adjustments       Combined
Net sales                                         $2,444.3            $197.3(b)             --          $2,641.6
Excise taxes                                         468.4                --                --             468.4
Cost of sales                                        654.9             118.5                -- (c)         773.4
                                                  --------            ------            ------          --------
   Gross profit                                    1,321.0              78.8                --           1,399.8
Advertising expenses                                 325.6              21.1                --             346.7
Selling, general, and administrative expenses        480.0              38.4              (0.2)(d)         521.0
                                                                                           2.7 (e)
                                                                                           0.1 (f)
Other expense (income), net                          (47.2)               --                --             (47.2)
                                                  --------            ------            ------          --------
   Operating income                                  562.6              19.3              (2.6)            579.3
Interest income                                       14.6               1.1                --              15.7
Interest expense                                      18.0              13.7             (13.7)(g)          55.2
                                                                                          37.0 (h)
                                                                                           0.2 (i)
                                                  --------            ------            ------          --------
   Income from continuing
    operations before income taxes                   559.2               6.7             (26.1)            539.8
Income tax expense                                   164.0               3.7             (11.3)(j)         156.4
                                                  --------            ------            ------          --------
   Net income from continuing operations          $  395.2            $  3.0            $(14.8)         $  383.4
                                                  ========            ======            ======          ========

Earnings per share from continuing operations:
   Basic                                             $3.24                                                 $3.14
   Diluted                                           $3.20                                                 $3.11

Shares (in thousands) used in the
 calculation of earnings per share
   Basic                                           122,094                                               122,094
   Diluted                                         123,439                                               123,439

                    Brown-Forman Corporation and Subsidiaries
    Notes to Unaudited Pro Forma Combined Condensed Statements of Operations
                              (U.S. dollars in millions)


(a) Represents the historical results of Grupo Industrial Herradura for the period from May 1, 2006 until the acquisition date of January 18, 2007, after which date the historical results of Grupo Industrial Herradura are included in the historical results of Brown-Forman Corporation.

(b) The historical net sales of Grupo Industrial Herradura are presented net of excise taxes.

(c) No adjustment for incremental cost of sales related to the $4.9 million step-up of work-in-process and finished goods inventory in accordance with the purchase method of accounting has been included due to the expected non-recurring nature of that expense, which is expected to be recognized in the Company's actual results of operations during the twelve months following the acquisition date.

(d) Adjustment represents the historical depreciation expense related to property, plant and equipment of Grupo Industrial Herradura that was not included in the acquisition.

(e) Adjustment represents the incremental depreciation expense related to the $21.0 million step-up of depreciable property, plant and equipment in accordance with the purchase method of accounting. The incremental depreciation expense is based on the 8-year average estimated useful lives of the stepped-up property, plant and equipment.

(f) Adjustment represents the incremental amortization expense related to the $5.3 million step-up of finite-lived intangible assets in accordance with the purchase method of accounting. The incremental amortization expense is based on the 37-year estimated life of the stepped-up intangible assets.

(g) Adjustment represents the historical interest expense related to debt of Grupo Industrial Herradura that was not included in the acquisition.

(h) Adjustment represents the interest expense incurred to finance the acquisition based on assumed interest rates of 5.35% for $280 million of variable-rate commercial paper, 5.60% for $150 million of variable-rate 3-year bonds, and 5.45% for $250 million of fixed-rate 5-year bonds. An increase (decrease) in interest rates of one-eighth of one percent for the variable-rate cash investments and debt instruments would result in a $0.5 million increase (decrease) in the annual pro forma interest expense.

(i) Adjustment represents the interest expense resulting from the amortization of $0.8 million in estimated deferred debt issuance costs related to the $400 million in bonds ($150 million of 3-year bonds and $250 million of 5-year bonds) issued on April 2, 2007 in connection with the financing of the acquisition. The deferred costs are amortized over the lives of the related bonds.

(j) Adjustment represents the estimated income tax impact of the unaudited pro forma adjustments.